Exhibit 99.1

Time Inc. Grew Video, Mobile and Programmatic Revenues Strongly in Q4 and 2015

Time Inc. to Acquire the Assets of Viant, A Data-Driven Leader in People-Based Marketing; Transaction Combines Time Inc.'s Premium Content, Subscriber and Visitor Data, and Advertising Inventory with Viant's First Party Data and Targeting Capabilities

Time Inc. Announced that Michael Zeisser, Chairman of U.S. Investments for Alibaba Group, Has Been Elected to Time Inc.'s Board of Directors

Time Inc. Completed the Sale of the Blue Fin Building Resulting in Net Cash Proceeds of $623 Million; As of December 31st, Cash, Cash Equivalents and Short-Term Investments were $711 Million or $6.71 Per Share

In November, Time Inc. Initiated Share and Debt Repurchases; We Have Repurchased 5.34 Million Shares (Or 4.9% of Our Shares Outstanding) and Retired $100 Million of Our Debt

NEW YORK, February 11, 2016 - Time Inc. (NYSE:TIME) reported financial results for its fourth quarter and year ended December 31, 2015.
Time Inc. Chairman and CEO Joe Ripp said, "Time Inc. is the leading content company and the preferred destination for people who crave storytelling that is genuine, compelling and impossible to forget. Mobility and social media are allowing us to reach larger audiences than ever before. With the acquisition of Viant, we will build on our ability to more effectively target consumers, thanks to new technology, which also presents more attractive opportunities for meaningful emotional engagements with current and future audiences. In this world, trusted brands, quality content and deeply engaged audiences will win."

Results Summary
In millions (except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
GAAP Measures
Revenues	$877	$895	$3,103	$3,281
Goodwill impairment	—	—	952	26
Operating income (loss)	10	215	(823)	180
Net income (loss)	17	145	(881)	87
Diluted EPS	0.15	1.32	(8.32)	0.80
Cash provided by (used in) operations	27	111	154	281

Non-GAAP Measures
Adjusted OIBDA	$159	$203	$440	$524
Adjusted Net Income	62	80	125	174
Adjusted Diluted EPS	0.58	0.73	1.10	1.58
Free Cash Flow	(53)	100	(58)	240
The company’s Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through IV attached hereto.

FOURTH QUARTER AND FULL YEAR RESULTS

Revenues for the fourth quarter of 2015 decreased $18 million or 2% versus the year-earlier quarter to $877 million. The stronger U.S. dollar relative to the British pound had a $6 million adverse impact on Revenues for the quarter ended December 31, 2015. Excluding the impact of U.S. dollar/British pound exchange rate changes, Revenues would have decreased 1%.

For the full year 2015, Revenues decreased $178 million or 5% versus the prior year to $3.10 billion. The stronger U.S. dollar relative to the British pound had a $33 million adverse impact on Revenues for the year ended December 31, 2015. Results for the year ended December 31, 2014 included $48 million of revenues from our disposed Mexico-based operations, Grupo Editorial Expansión ("GEX"), and our CNNMoney.com collaborative arrangement with Time Warner, which terminated in connection with our spin-off from Time Warner, and were adversely impacted by $22 million from the wholesaler transition first announced in May 2014. Excluding the impacts of U.S. dollar/British pound exchange rate changes, the GEX and CNNMoney.com dispositions and the wholesaler transition, Revenues would have decreased 4%.

Advertising Revenues decreased $12 million or 2% in the fourth quarter of 2015 from the year-earlier quarter to $484 million. The stronger U.S. dollar relative to the British pound had a $2 million adverse impact on Advertising revenues.

For the full year 2015, Advertising revenues declined $120 million or 7% from the prior year to $1.66 billion. The stronger U.S. dollar relative to the British pound had a $10 million adverse impact on Advertising revenues. Results for the year ended December 31, 2014 included $42 million of Advertising revenues from GEX and CNNMoney.com. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Advertising revenues would have decreased 4%.

Print and Other Advertising Revenues decreased $27 million or 7% in the fourth quarter of 2015 from the year-earlier quarter to $382 million. The stronger U.S. dollar relative to the British pound had a $2 million adverse impact on Print and other advertising revenues. Excluding the impact of U.S. dollar/British pound exchange rate changes, Print and other advertising revenues would have decreased 6%. The decrease was driven principally by lower average price per page of advertising sold primarily due to the mix of advertisers and by a decline in advertising pages sold primarily due to the continuing trend of advertisers shifting advertising spending from print to other media. Our domestic titles experienced advertising declines in the financial, beauty, and fashion/retail categories, partially offset by strong sales in the pharmaceutical and food categories.

For the full year 2015, Print and other advertising revenues decreased $153 million or 10% from the prior year to $1.32 billion. The stronger U.S. dollar relative to the British pound had an $8 million adverse impact on Print and other advertising revenues. The year ended December 31, 2014 included $16 million of Print and other advertising revenues from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Print and other advertising revenues would have decreased 9%. The decline was attributable to fewer advertising pages sold and a lower average price per page of advertising sold. Our domestic titles experienced advertising declines in the beauty, fashion/retail and financial categories, partially offset by strong sales in the pharmaceutical category.

Digital Advertising Revenues increased $15 million or 17% in the fourth quarter of 2015 from the year-earlier quarter to $102 million, reflecting strong growth in video and programmatic sales. Time Inc. served 119 million multiplatform unique visitors during December 2015 in the U.S., up 22% since December 2014.

For the full year 2015, Digital advertising revenues increased $33 million or 11% from the prior year to $331 million. The stronger U.S. dollar relative to the British pound had a $2 million adverse impact on Digital advertising revenues. Results for the year ended December 31, 2014 included $26 million of Digital advertising revenues from GEX and CNNMoney.com. Excluding the impacts of the U.S. dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Digital advertising revenues would have increased 22%.

Circulation Revenues, which are comprised of subscription, newsstand and other circulation revenues, decreased $10 million or 3% in the fourth quarter of 2015 from the year-earlier quarter to $278 million. The stronger U.S. dollar relative to the British pound had a $2 million adverse impact on Circulation revenues.

For the full year 2015, Circulation revenues decreased $52 million or 5% from the prior year to $1.04 billion. The stronger U.S. dollar relative to the British pound had a $19 million adverse impact on Circulation revenues. Results for the year ended December 31, 2014 were adversely impacted by $14 million from the wholesaler transition and included $3 million of Circulation revenues from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes, the wholesaler transition and the GEX disposition, Circulation revenues would have decreased 4%.

Subscription Revenues decreased $6 million or 3% in the fourth quarter of 2015 from the year-earlier quarter to $185 million as a result of the continued shift in consumer preference from print to digital media.

For the full year 2015, Subscription revenues declined $32 million or 4% from the prior year to $684 million. The stronger U.S. dollar relative to the British pound had a $4 million adverse impact on Subscription revenues. Results for the year ended December 31, 2014 included $2 million of Subscription revenues from GEX.

Newsstand Revenues decreased $5 million or 6% in the fourth quarter of 2015 from the year-earlier quarter to $84 million. The stronger U.S. dollar relative to the British pound had a $2 million adverse impact on Newsstand revenues. Excluding the impact of U.S. dollar/British pound exchange rate changes, Newsstand revenues would have decreased 3%.

For the full year 2015, Newsstand revenues declined $27 million or 8% from the prior year to $329 million. The stronger U.S. dollar relative to the British pound had a $15 million adverse impact on Newsstand revenues. Newsstand revenues for the year ended December 31, 2014 were adversely impacted by $14 million from the wholesaler transition. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the wholesaler transition, Newsstand revenues would have decreased 7%.

Other Revenues, which includes marketing and support services provided to third parties, events, licensing and branded book publishing, increased in the fourth quarter of 2015 from the year-earlier quarter by $4 million or 4% to $115 million primarily from the benefit of acquisitions. The stronger U.S. dollar relative to the British pound had a $2 million adverse impact on Other revenues. Excluding the impact of U.S. dollar/British pound exchange rate changes, Other revenues would have increased 5%.

For the full year 2015, Other revenues decreased $6 million or 1% from the prior year to $405 million. The stronger U.S. dollar relative to the British pound had a $4 million adverse impact on Other revenues. Results for the year ended December 31, 2014 were adversely impacted by $8 million from the wholesaler transition and included $3 million of Other revenues from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes, the wholesaler transition and the GEX disposition, Other revenues would have decreased 2% primarily as a result of declines at our book publishing business partially offset by the benefit of acquisitions.

Revenues Summary
In millions	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Print and other advertising	$382	$409	$1,324	$1,477
Digital advertising	102	87	331	298
Advertising revenues	484	496	1,655	1,775

Subscription	185	191	684	716
Newsstand	84	89	329	356
Other circulation	9	8	30	23
Circulation revenues	278	288	1,043	1,095

Other revenues	115	111	405	411

Revenues	$877	$895	$3,103	$3,281

Costs of Revenues, which consist of Production costs, Editorial costs and Other costs (including production overhead costs), increased $7 million or 2% in the fourth quarter of 2015 from the year-earlier quarter to $332 million. The stronger U.S. dollar relative to the British pound had a $2 million favorable impact on Costs of revenues for the quarter ended December 31, 2015. Excluding the impact of U.S. dollar/British pound exchange rate changes, Costs of revenues would have increased 3%.

For the full year 2015, Costs of revenues declined $73 million or 6% versus the prior year to $1.21 billion. The stronger U.S. dollar relative to the British pound had a $14 million favorable impact on Costs of revenues for the year ended December 31, 2015. Results for the year ended December 31, 2014 included $23 million of costs from GEX and CNNMoney.com. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Costs of revenues would have decreased 3%.

Production costs increased $3 million or 2% from the year-earlier quarter to $199 million.

For the full year 2015, Production costs decreased $39 million or 5% from the prior year to $703 million. The stronger U.S. dollar relative to the British pound had a $6 million favorable impact on Production costs. Results for the year ended December 31, 2014 included $4 million of Production costs from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Production costs would have decreased 4% due to lower volume of pages produced and favorable paper and printing costs.

Editorial costs decreased $10 million or 10% from the year-earlier quarter to $93 million. Excluding the impact of U.S. dollar/British pound exchange rate changes, Editorial costs would have decreased 9%, primarily driven by savings from previously announced cost savings initiatives, partially offset by digital investments.

For the full year 2015, Editorial costs decreased $60 million or 14% from the prior year to $375 million. The stronger U.S. dollar relative to the British pound had an $8 million favorable impact on Editorial costs for the year ended December 31, 2015. Results for the year ended December 31, 2014 included $14 million of Editorial costs from GEX and CNNMoney.com. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Editorial costs would have decreased 9% primarily as a result of previously announced cost savings initiatives, partially offset by costs associated with growth initiatives and the operations of acquired businesses.

Other costs of revenues increased $14 million or 54% from the year-earlier quarter to $40 million. For the full year 2015, the increase was $26 million or 25% from the prior year to $130 million. Results for the year ended December 31, 2014 included $5 million of Other costs from GEX and CNNMoney.com. Excluding the impacts of the GEX and CNNMoney.com dispositions, Other costs would have increased $31 million or 31% for the year ended December 31, 2015 and no impact on the fourth quarter. The increase in both periods was driven by costs associated with growth initiatives and the operations of acquired businesses.

Selling, General and Administrative Expenses ("SG&A") increased $23 million or 6% from the year-earlier quarter to $391 million. The stronger U.S. dollar relative to the British pound benefited SG&A by $2 million for the quarter ended December 31, 2015. Excluding the impact of U.S. dollar/British pound exchange rate changes, SG&A would have increased 7% driven by expenses associated with growth initiatives and the operations of acquired businesses, $11 million of incremental real estate related expenses associated with the relocation of our corporate headquarters and the leaseback of properties in Birmingham, Alabama and Menlo Park, California, a portion of which was associated with temporary space, partially offset by benefits realized from previously announced cost savings initiatives. Included in SG&A for the quarters ended December 31, 2015 and 2014 were $5 million and nil, respectively, of other costs related to mergers, acquisitions, investments and dispositions which have been excluded from our Adjusted OIBDA calculation.

For the full year 2015, SG&A decreased $13 million or 1% from the prior year to $1.47 billion. The stronger U.S. dollar relative to the British pound benefited SG&A by $12 million for the year ended December 31, 2015. Results for the year ended December 31, 2014 included $27 million of SG&A from GEX and CNNMoney.com and $8 million from the wholesaler transition. Excluding the impacts of U.S. dollar/British pound exchange rate changes, the GEX and CNNMoney.com dispositions and the wholesaler transition, SG&A would have increased 2% driven by expenses associated with growth initiatives and the operations of acquired businesses, $39 million of incremental real estate related expenses associated with the relocation of our corporate headquarters and the leaseback of properties in Birmingham, Alabama and Menlo Park, California, a portion of which was associated with temporary space, and $6 million in noncash pretax losses in connection with the settlement of our domestic excess pension plan, partially offset by benefits realized from previously announced cost savings initiatives. In addition to the $6 million for the settlement of our domestic excess pension plan in 2015, included in SG&A for the years ended December 31, 2015 and 2014 were $10 million and $7 million, respectively, of other costs related to mergers, acquisitions, investments and dispositions, all of which have been excluded from our Adjusted OIBDA calculation.

Restructuring and Severance Costs were $169 million and $28 million for the quarters ended December 31, 2015 and 2014, respectively. Restructuring and severance costs were $191 million and $192 million for the years ended December 31, 2015 and December 31, 2014, respectively. Such costs primarily related to headcount reductions and real estate consolidations including the exit in the fourth quarter of 2015 from our former corporate headquarters.

Gain (Loss) on Operating Assets, Net was a gain of $68 million for the three months and year ended December 31, 2015, which was related to the sale leaseback of the Blue Fin Building, our principal executive offices in the U.K. An additional gain of $97 million resulting from the sale leaseback has been deferred and will be recognized over the term of our lease at the Blue Fin Building. Gain on operating assets of $85 million and $87 million for the three months and year ended December 31, 2014, respectively, primarily related to the sale of our real estate properties in Birmingham, Alabama and Menlo Park, California.

Goodwill Impairment was nil for the three months ended December 31, 2015 and 2014. Goodwill impairment was a noncash pretax charge of $952 million and $26 million for the years ended December 31, 2015 and 2014, respectively. The 2015 charge was the result of the recent decline in our publicly traded share price and trends in our advertising and circulation revenues. The 2014 charge related to the sale of our Mexico-based GEX operations.

Operating Income (Loss) was income of $10 million and $215 million for the quarters ended December 31, 2015 and 2014, respectively. The decrease in Operating income in the fourth quarter of 2015 versus the fourth quarter of 2014 was primarily driven by restructuring charges. For the full year, Operating loss was $823 million for the year ended December 31, 2015 versus income of $180 million for the year ended December 31, 2014. Operating loss for the year ended December 31, 2015 was the result of the noncash goodwill impairment charge.

Adjusted OIBDA of $159 million for the quarter ended December 31, 2015 represented a decrease of $44 million from the year-earlier quarter of 2014 primarily due to lower Operating income. Adjusted OIBDA for the year ended December 31, 2015 of $440 million represented a decrease of $84 million from the prior year primarily due to lower Revenues, partially offset by lower Costs of revenues and SG&A. The wholesaler transition adversely impacted Adjusted OIBDA during the year ended December 31, 2014 by $30 million.

Net Income (Loss) was income of $17 million for the quarter ended December 31, 2015 versus income of $145 million for the year-earlier quarter. Adjusted net income was $62 million in the quarter ended December 31, 2015 compared to Adjusted net income of $80 million for the prior year. Diluted EPS was $0.15 per common share versus $1.32 in the year-earlier quarter. Adjusted diluted EPS was $0.58 versus $0.73 in the year-earlier quarter.

For the full year 2015, Net loss was $881 million compared to net income of $87 million for the prior year. Adjusted net income was $125 million for 2015 compared to $174 million for the prior year. Diluted EPS was a loss of $8.32 versus income of $0.80 per common share in the prior year. Adjusted diluted EPS was $1.10 versus $1.58 in the prior year.

Free Cash Flow was an outflow of $53 million for the quarter ended December 31, 2015 versus an inflow of $100 million for the year-earlier quarter, primarily reflecting higher capital expenditures of $69 million, principally associated with our real estate relocations, and an additional contribution of $75 million to our U.K. pension plan. Free cash flow was an outflow of $58 million for the year ended December 31, 2015 versus an inflow of $240 million for the year ended December 31, 2014, primarily reflecting higher capital expenditures of $171 million, principally associated with our real estate relocations, as well as an additional contribution of $75 million to our U.K. pension plan.

On February 11, 2016, our Board of Directors declared a dividend of $0.19 per common share to stockholders of record as of the close of business on February 29, 2016, payable on March 15, 2016.
In November 2015, the sale leaseback of the Blue Fin Building was consummated generating net cash proceeds of $623 million.
In the fourth quarter of 2015, we repurchased $75 million of aggregate principal amount of our 5.75% Senior Notes at a discount and recognized a pretax gain of $2 million on the extinguishment of such notes. We also repurchased 3.93 million shares of our common stock at a weighted average price of $16.08 per common share during the fourth quarter of 2015. From January 1, 2016 through February 5, 2016, we repurchased $25 million of aggregate principal amount of our 5.75% Senior Notes at a discount and recognized a pretax gain of $2 million on the extinguishment of such notes. We repurchased an additional 1.41 million shares of our common stock at a weighted average price per common share of $14.26 from January 1, 2016 through February 5, 2016. Such repurchases were made in accordance with our Board of Directors' authorizations in November 2015.

OUTLOOK

Our Outlook for 2016 is as follows:

$ in millions
	2015 Actual	Full Year 2016 Outlook Range
Revenues – as reported	(5%)	1%	to	5%

Adjusted OIBDA	$440	$440	to	$490
Investment spending, net	$(30)	$(25)

Capital expenditures	$166	$85	to	$105
Real estate related(1)	$115	$40
Core & growth	$51	$45	to	$65

(1) 2015 Actual capital expenditures were offset by $46 million of tenant improvements allowances.

The company’s Adjusted OIBDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” below and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure in Schedule V attached hereto.

CONFERENCE CALL WEBCAST

The company’s conference call can be heard live at 8:30 am E.S.T. on Thursday, February 11, 2016.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and management presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations and Corporate Communications
Jaison Blair (212) 522-5952
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES

Time Inc. utilizes Adjusted Operating Income Before Depreciation and Amortization ("Adjusted OIBDA"), among other measures, to evaluate the performance of its business. Adjusted OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets ("OIBDA") and adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.

Adjusted Net Income is Net income (loss) adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; gains and losses on extinguishment of debt; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items. Similarly, Adjusted Diluted EPS is Diluted net income (loss) per common share from continuing operations excluding the above items.

Free Cash Flow is defined as cash provided by (used in) operations less Capital expenditures. The company uses Free Cash Flow to evaluate its business and this measure is considered an important indicator of the company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common stockholders.

We believe that the presentation of OIBDA, Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow helps investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt.

Some limitations of OIBDA, Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are that they do not reflect certain charges that affect the operating results of the company’s business and they involve judgment as to whether items affect fundamental operating performance.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. OIBDA, Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the company’s Operating income (loss), Net income (loss), diluted net income (loss) per common share from continuing operations and various cash flow measures (e.g., cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with GAAP.

In addition, this earnings release includes comparisons that exclude the impacts of foreign currency exchange rate changes. These comparisons, which are non-GAAP measures, are calculated by assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates. We believe this provides useful supplemental information regarding our results of operations, consistent with how we evaluate our own performance.

ABOUT TIME INC.

Time Inc. (NYSE:TIME) is one of the world's leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 150 million visitors each month, including over 60 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple, Southern Living, Entertainment Weekly, Travel + Leisure, Cooking Light, Fortune and Food & Wine, as well as more than 50 diverse titles in the United Kingdom such as Decanter, Horse & Hound and Wallpaper*. Time Inc. is home to celebrated franchises and events including the Fortune 500, Time 100, People’s Sexiest Man Alive, Sports Illustrated’s Sportsperson of the Year, the Food & Wine Classic in Aspen, the Essence Festival and the biennial Fortune Global Forum. Hundreds of thousands of people attend our live media events every year. We have been extending the power of our brands through various investments and acquisitions, including the formation of Sports Illustrated Play, a new business devoted to youth and amateur sports, and the acquisition of inVNT, a company that specializes in live media. We also provide content marketing, targeted local print and digital advertising programs, branded book publishing and marketing and support services, including subscription sales services for magazines and other products, retail distribution and marketing services and customer service and fulfillment services, for ourselves and third-party clients, including other magazine publishers.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

TIME INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share amounts)

	December 31, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$651	$519
Short-term investments	60	—
Receivables, less allowances of $248 and $255 at December 31, 2015 and 2014, respectively	484	488
Inventories, net of reserves	35	48
Deferred tax assets	—	84
Prepaid expenses and other current assets	187	116
Total current assets	1,417	1,255

Property, plant and equipment, net	267	369
Intangible assets, net	1,046	1,085
Goodwill	2,038	3,117
Other assets	116	70
Total assets	$4,884	$5,896

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$683	$621
Deferred revenue	436	458
Current portion of long-term debt	7	7
Total current liabilities	1,126	1,086

Long-term debt	1,286	1,364
Deferred tax liabilities	242	313
Deferred revenue	89	94
Other noncurrent liabilities	332	168

Stockholders' Equity
Common stock, $0.01 par value, 400 million shares authorized; 106.03 million and 109.05 million shares issued and outstanding at December 31, 2015 and 2014, respectively	1	1
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in-capital	12,604	12,665
Accumulated deficit	(10,570)	(9,626)
Accumulated other comprehensive loss, net	(226)	(169)
Total stockholders' equity	1,809	2,871
Total liabilities and stockholders' equity	$4,884	$5,896

TIME INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues
Advertising
Print and other advertising	$382	$409	$1,324	$1,477
Digital advertising	102	87	331	298
Total advertising	484	496	1,655	1,775
Circulation
Subscription	185	191	684	716
Newsstand	84	89	329	356
Other circulation	9	8	30	23
Total circulation	278	288	1,043	1,095
Other	115	111	405	411
Total revenues	877	895	3,103	3,281
Costs of revenues
Production costs	199	196	703	742
Editorial costs	93	103	375	435
Other	40	26	130	104
Total costs of revenues	332	325	1,208	1,281
Selling, general and administrative expenses	391	368	1,471	1,484
Amortization of intangible assets	20	20	80	78
Restructuring and severance costs	169	28	191	192
Asset impairments	—	—	—	26
Goodwill impairment	—	—	952	26
Depreciation	23	24	92	101
(Gain) loss on operating assets, net	(68)	(85)	(68)	(87)
Operating income (loss)	10	215	(823)	180
Interest expense, net	19	20	77	51
Other (income) expense, net	(1)	7	2	6
Income (loss) before income taxes	(8)	188	(902)	123
Income tax provision (benefit)	(25)	43	(21)	36
Net income (loss)	$17	$145	$(881)	$87

Per share information attributable to Time Inc. common stockholders:
Basic net income (loss) per common share	$0.15	$1.33	$(8.32)	$0.80
Weighted average basic common shares outstanding	106.10	109.13	105.94	109.10
Diluted net income (loss) per common share	$0.15	$1.32	$(8.32)	$0.80
Weighted average diluted common shares outstanding	106.21	110.01	105.94	109.52
Cash dividends declared per share of common stock	$0.19	$0.19	$0.76	$0.19

TIME INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Year Ended December 31,
	2015	2014
OPERATING ACTIVITIES
Net income (loss)	$(881)	$87
Adjustments to reconcile net income (loss) to cash provided by (used in) operations
Depreciation and amortization	172	179
Amortization and write-offs of deferred financing costs and discounts on indebtedness	6	3
(Gain) loss on pension settlement	6	1
Asset impairments	—	26
Goodwill impairment	952	26
(Gain) loss on operating assets, net	(68)	(87)
(Gain) loss on repurchases of 5.75% Senior Notes	(2)	—
(Gain) loss on non-operating assets, net	(2)	—
(Gain) loss on equity method of investee companies, net of cash distributions	8	12
Equity-based compensation expense	35	35
Deferred income taxes	19	(23)
Changes in operating assets and liabilities
Receivables	18	(19)
Inventories	12	9
Prepaid expenses and other current assets	(129)	(36)
Accounts payable and accrued liabilities	40	35
Other, net	(32)	33
Cash provided by (used in) operations	154	281

INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(141)	(18)
(Investments in) divestitures of equity affiliates	2	(20)
Proceeds from dispositions	627	176
Purchases of short-term investments	(100)	—
Maturities of short-term investments	40	—
Capital expenditures	(212)	(41)
Cash provided by (used in) investing activities	216	97

FINANCING ACTIVITIES
Purchase of common stock	(61)	—
Repurchase of 5.75% Senior Notes	(72)	—
Proceeds from the issuance of debt	—	1,377
Financing costs	—	(13)
Principal payments on Term Loan	(7)	(4)
Withholding taxes paid on equity-based compensation	(12)	—
Dividends paid	(84)	(21)
Transfer to Time Warner in connection with Spin-Off	—	(1,400)
Net transfers (to) from Time Warner	—	159
Cash provided by (used in) financing activities	(236)	98
Effect of exchange rate changes on Cash and cash equivalents	(2)	(3)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	132	473
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	519	46
CASH AND CASH EQUIVALENTS, END OF PERIOD	$651	$519

SUPPLEMENTAL INFORMATION
Income Taxes Paid	$(36)	$(41)
Income Tax Refunds Received	$1	$1
Cash Paid for Interest	$(75)	$(34)

Schedule I

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating income (loss)	$10	$215	$(823)	$180
Depreciation	23	24	92	101
Amortization of intangible assets	20	20	80	78
OIBDA(1)	53	259	(651)	359
Asset impairments	—	—	—	26
Goodwill impairment	—	—	952	26
Restructuring and severance costs	169	28	191	192
(Gain) loss on operating assets, net	(68)	(85)	(68)	(87)
Pension plan settlements/curtailments(2)	—	1	6	1
Other costs(3)	5	—	10	7
Adjusted OIBDA(4)	$159	$203	$440	$524
______________

(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)	Pension plan settlement charges in connection with our domestic excess pension plan are included within Selling, general and administrative expenses within the Statements of Operations.

(3)
Other costs related to mergers, acquisitions, investments and dispositions during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(4)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.

Schedule II

TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(Unaudited; in millions)

	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$(8)	$25	$17	$188	$(43)	$145
Goodwill impairment	—	2	2	—	—	—
Restructuring and severance costs	169	(63)	106	28	(10)	18
(Gain) loss on operating assets, net	(68)	—	(68)	(85)	1	(84)
Pension settlements/curtailments(1)	—	—	—	1	—	1
(Gain) loss on extinguishment of debt(2)	(2)	1	(1)	—	—	—
Other costs	5	1	6	—	—	—
Adjusted Net Income(4)	$96	$(34)	$62	$132	$(52)	$80

	Year Ended December 31, 2015			Year Ended December 31, 2014
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$(902)	$21	$(881)	$123	$(36)	$87
Asset impairments	—	—	—	26	(10)	16
Goodwill impairment	952	(9)	943	26	3	29
Restructuring and severance costs	191	(71)	120	192	(71)	121
(Gain) loss on operating assets, net	(68)	—	(68)	(87)	1	(86)
Pension settlements/curtailments(1)	6	(2)	4	1	—	1
(Gain) loss on extinguishment of debt(2)	(2)	1	(1)	—	—	—
(Gain) loss on non-operating assets, net(3)	(2)	—	(2)	—	—	—
Other costs	10	—	10	7	(1)	6
Adjusted Net Income(4)	$185	$(60)	$125	$288	$(114)	$174
______________

(1)	Pension plan settlement charges in connection with our domestic excess pension plan are included within Selling, general and administrative expenses within the Statements of Operations.

(2)	Gain on extinguishment of debt in connection with repurchases of our Senior Notes are included within Other (income) expense, net on the Statements of Operations.

(3)
Gain on non-operating assets, net during the year ended December 31, 2015 related to assets acquired in connection with the purchase of the remaining 50% interest in a U.K. joint venture and are reflected within Other (income) expense, net on the Statements of Operations.

(4)
Adjusted Net Income is defined as Net income (loss) adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; gains and losses on extinguishment of debt; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

Schedule III

TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited; all per share amounts are net of tax)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Diluted EPS	$0.15	$1.32	$(8.32)	$0.80
Asset impairments	—	—	—	0.15
Goodwill impairment	0.02	—	8.84	0.26
Restructuring and severance costs	1.00	0.16	1.12	1.10
(Gain) loss on operating assets, net	(0.64)	(0.76)	(0.64)	(0.79)
Pension plan settlements/curtailments	—	0.01	0.04	0.01
(Gain) loss on extinguishment of debt	(0.01)	—	(0.01)	—
(Gain) loss on non-operating assets, net	—	—	(0.02)	—
Other costs	0.06	—	0.09	0.05
Adjusted Diluted EPS(1)(2)	$0.58	$0.73	$1.10	$1.58
______________

(1)
Adjusted Diluted EPS is defined as Diluted EPS adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; gains and losses on extinguishment of debt; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

(2)
For periods in which we were in a net loss position, we have used the expected diluted shares in the calculation of Adjusted Diluted EPS as if we were in a net income position, without giving effect to the impact of participating securities.

Schedule IV

TIME INC.
RECONCILIATION OF CASH PROVIDED BY (USED IN) OPERATIONS TO FREE CASH FLOW
(Unaudited; in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cash provided by (used in) operations	$27	$111	$154	$281
Less: Capital expenditures	(80)	(11)	(212)	(41)
Free Cash Flow(1)	$(53)	$100	$(58)	$240
______________

(1)
Free Cash Flow is defined as Cash provided by (used in) operations, less Capital expenditures. Capital expenditures include $58 million and $161 million for the three months and year ended December 31, 2015, respectively, associated with our real estate relocations.

Schedule V

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA - 2016 OUTLOOK
(Unaudited; in millions)

		2016 Outlook
	2015 Actual	Low	High
Operating income (loss)	$(823)	$305	$340
Depreciation	92	60	70
Amortization of intangible assets	80	75	80
OIBDA(1)	$(651)	$440	$490
Asset impairments, Goodwill impairment, Restructuring and severance costs, gains/losses on operating assets, pension plan settlements and/or curtailments and Other costs related to mergers, acquisitions, investments and dispositions	1,091	—	—
Adjusted OIBDA(2)	$440	$440	$490
______________

(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.